Exhibit 99.1
Raven Industries Reports Fourth Quarter and Fiscal Year 2019 Results
Record Sales Achieved in Fiscal 2019
Sioux Falls, S.D. - March 20, 2019 - Raven Industries, Inc. (the Company) (NASDAQ: RAVN) today reported financial results for the fourth quarter and fiscal year that ended January 31, 2019.

Fourth Quarter Fiscal 2019 Noteworthy Items:

•	Applied Technology closed on the acquisition of AgSync, Inc. (AgSync), further strengthening Applied Technology's Slingshot® platform and the division's subscription-based service model;

•	Engineered Films began the commissioning process for Line 15 which will provide additional capacity to capture opportunities within the industrial and geomembrane markets;

•	Consolidated net sales decreased 8 percent year-over-year in the fourth quarter, but increased 5 percent year-over-year when excluding the impact of abnormally high hurricane recovery film sales;[1]

•
Engineered Films' net sales decreased 11 percent year-over-year on a reported basis in the fourth quarter, but increased 14 percent year-over-year when excluding the impact of hurricane recovery film sales;[2]

•	Subsequent to the end of fiscal year 2019, Engineered Films had a successful go-live on the Company's new enterprise resource planning (ERP) platform.

Fiscal 2019 Noteworthy Items:

•	Aerostar was awarded a new five-year $36 million radar systems contract, positioning this strategic product line for strong future growth;

•	Aerostar doubled division profit to $8.2 million and expanded division profit margin by 580 basis points over the prior year;

•	Applied Technology expanded division profit margin 500 basis points and achieved a division profit margin of over 30 percent for the full year;

•	Applied Technology launched its new Latin American headquarters in Brazil, aggressively pursuing organic growth opportunities in this key region;

•	Engineered Films completed the integration of Colorado Lining International, Inc. (CLI) and achieved the Company's expectations during its first full year of operations;

•	Aerostar achieved significant performance milestones in the advancement of its stratospheric balloon platform;

•	Aerostar divested its client private business in alignment with its strategy to focus on its core business;

•	The Company recognized a $5.8 million non-operating gain on the sale of its ownership interest in Site-Specific Technology Development Group, Inc. (SST);

•
The Company committed to support South Dakota State University with a $5 million gift for the expansion of its precision agriculture program and the establishment of its Raven Precision Agriculture Center;

•	The Company announced the appointment of Janet Holloway and Lois Martin to its Board of Directors;

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Raven Industries Fourth Quarter 2019 Results
March 20, 2019

•	The Company invested a combined $24 million in research and development to drive new product growth and competitiveness within Applied Technology and Aerostar.

Fourth Quarter Results:
Net sales for the fourth quarter of fiscal 2019 were $88.0 million, down 8.1 percent versus the fourth quarter of fiscal 2018. Hurricane recovery film sales were $15.8 million in the fourth quarter of last year compared to $4.1 million in the fourth quarter of this year. Excluding sales of hurricane recovery film, consolidated net sales in the fourth quarter increased $3.9 million or nearly 5 percent year-over-year.1

Operating income for the fourth quarter of fiscal 2019 was $3.4 million versus operating income of $11.4 million in the fourth quarter of fiscal 2018, declining 70.6 percent year-over-year. A reduction in operating leverage as a result of the significant decline in hurricane recovery film sales, lower Aerostar profitability due to timing of contracts, and higher spending on Project Atlas primarily drove the year-over-year decrease in consolidated operating income.

Net income for the fourth quarter of fiscal 2019 was $3.0 million, or $0.08 per diluted share, versus net income of $8.4 million, or $0.23 per diluted share, in last year's fourth quarter. The Company anticipated a decline in net income due to the significant reduction in hurricane recovery film sales in the fourth quarter. Included in this year's fourth quarter results on a pre-tax basis were expenses related to Project Atlas, totaling $1.2 million ($1.0 million after-tax, or $0.03 per diluted share). In the fourth quarter of last year, Project Atlas related expenses were approximately $0.6 million ($0.4 million after-tax, or $0.01 per diluted share). Aerostar recently began its implementation of Project Atlas and is expected to go live by the end of fiscal 2020. Project Atlas related expenses in fiscal 2020 are expected to be in-line with those incurred in fiscal 2019.

Fiscal Year 2019 Results:
Net sales for fiscal 2019 were $406.7 million, up 7.8 percent versus fiscal 2018. This is a new record sales year for the Company, surpassing the previous record from fiscal 2013. The current mix of sales versus fiscal 2013 is more strategic as evidenced by contract manufacturing sales consisting of less than 2 percent of total sales in fiscal 2019, down from 16 percent in fiscal 2013.

Hurricane recovery film sales were $24.2 million in fiscal 2018 compared to $14.5 million in fiscal 2019. Excluding sales of hurricane recovery film, consolidated net sales in fiscal 2019 increased $39.1 million, or 11.1 percent year-over-year.1 All divisions achieved year-over-year growth during the fiscal year, led by a 27.4 percent increase in Aerostar. Excluding the sales of hurricane recovery film, Engineered Films increased sales more than 12 percent year-over-year.2

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Raven Industries Fourth Quarter 2019 Results
March 20, 2019

Operating income for fiscal 2019 was $55.1 million, down 6.8 percent, versus $59.2 million in fiscal 2018. The current year operating income was reduced by an expense of $4.5 million related to a gift to South Dakota State University and an increase in Project Atlas related expenses of $3.1 million. Excluding these items, operating income increased significantly more than reported results year-over-year. Additionally, investment in research and development activities within Applied Technology and Aerostar increased, and operating leverage within Engineered Films decreased due to significantly lower hurricane recovery film sales, both of which contributed to the year-over-year decline. These factors were partially offset by lower legal expenses and favorable legal recoveries in fiscal 2019.

Net income for fiscal 2019 was $51.9 million, or $1.42 per diluted share, versus net income of $41.0 million, or $1.13 per diluted share, in fiscal 2018. Included in fiscal 2019 results on a pre-tax basis was a non-operating gain on the sale of the Company's ownership interest in SST of $5.8 million ($4.6 million after-tax, or $0.13 per diluted share); an expense associated with the previously announced gift to South Dakota State University of $4.5 million ($3.6 million after-tax, or $0.10 per diluted share); and Project Atlas related expenses of $4.0 million ($3.2 million after-tax, or $0.09 per diluted share). In fiscal 2018, Project Atlas related expenses were $0.9 million ($0.6 million after-tax, or $0.02 per diluted share). Additionally, the 10.1 percentage point reduction in the Company's effective tax rate, excluding discrete items, resulted in a tax benefit relative to the prior year of $6.2 million, or $0.17 per diluted share.

Balance Sheet and Cash Flow:
At the end of the fourth quarter of fiscal 2019, cash and cash equivalents totaled $65.8 million, decreasing $2.9 million versus the prior quarter. The acquisition of AgSync during the fourth quarter principally drove the decrease in cash versus the third quarter.

Net working capital as a percentage of annualized net sales deteriorated, from 26.3 percent in the fourth quarter of last year to 28.5 percent in this year’s fourth quarter.3 This year-over-year change is heavily influenced by hurricane recovery film demand and the related impacts to inventory, accounts receivable, and net sales.

While not an asset on the balance sheet, talent is an important asset to the Company. The Company diligently works to attract, develop, retain and select talent while creating a Raven culture where talent thrives. Leadership development is leveraging that talent to build a bench of business leaders, and promotions from within the Company are an indicator of success. In fiscal 2019, approximately two-thirds of open leadership positions were filled by internal candidates, including the recent promotion of Nicole Freesemann to Vice President of Human Resources.

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Raven Industries Fourth Quarter 2019 Results
March 20, 2019

Return on Sales, Assets and Equity:
During fiscal 2019, the Company invested heavily across the enterprise. These investments included research and development activities, new manufacturing capacity, Project Atlas, and the acquisition of AgSync. The Company also continued to refine its focus on core operations by divesting two non-strategic assets during the year, Aerostar's client private business and SST. These actions were driven by the Company's focus on long-term value creation and to drive improved financial returns through sales and earnings growth. The following provides a summary of the Company's return on sales, return on assets and return on equity over the last 10 fiscal years:

Applied Technology Division:
Net sales for Applied Technology in the fourth quarter of fiscal 2019 were $29.2 million, down 4.1 percent year-over-year. Geographically, domestic and international sales were each down approximately 4 percent year-over-year. These decreases were primarily driven by a slower spraying season for ag retailers, which reduced demand.

The AgSync acquisition was completed on January 1, 2019. AgSync, headquartered in Wakarusa, Indiana, develops software solutions for ag retailers and aerial applicators to overcome challenges related to managing large fleets, multiple locations, limited personnel and disconnected software systems in their operations. Applied Technology expects to leverage this acquisition to enhance its Slingshot® platform by delivering a more seamless logistics solution for ag retailers, custom applicators and enterprise farms. This strategic expansion of the Slingshot® platform is an effort to provide further value to the end customer and grow the division's subscription-based service model.

Division operating income in the fourth quarter of fiscal 2019 was $6.6 million, up $0.8 million or 13.1 percent versus the fourth quarter of fiscal 2018. Division operating margin increased 340 basis points year-over-year, from 19.1 percent to 22.5 percent. The division continues to achieve strong profitability while continuing to invest in research and development activities to drive new product innovation. Division operating income in the fourth quarter of fiscal 2018 included expenses related to the resolution of two legal matters.

Engineered Films Division:
Net sales for Engineered Films in the fourth quarter of fiscal 2019 were $49.5 million, down $6.1 million or 11.0 percent year-over-year. The decrease in net sales was expected and driven by a significant year-over-year decline

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Raven Industries Fourth Quarter 2019 Results
March 20, 2019

in hurricane recovery film sales. In the fourth quarter of fiscal 2018, hurricane recovery film sales were $15.8 million. Sales of hurricane recovery film in the fourth quarter of this year were $4.1 million, down $11.7 million year-over-year. Excluding the impact of sales from hurricane recovery film, the division's net sales increased 14.1 percent and volume, measured in pounds sold, increased approximately 9 percent year-over-year.2

In the first quarter of fiscal 2020, the division expects to realize another substantial decline in hurricane recovery film sales versus the prior year comparative period. In the first quarter of fiscal 2019, the division realized $8.9 million in sales of hurricane recovery film due to unusually high event-driven demand, which is not expected to repeat in the first quarter of fiscal 2020. The first quarter of fiscal 2019 was the only quarter in fiscal year 2019 with significant hurricane recovery film sales, and additional significant declines are not expected to reoccur as the division progresses through fiscal 2020. Market position remains strong across all end-markets served by Engineered Films, and the division recently began the commissioning process for Line 15, which will expand capacity in order to capitalize on new opportunities within the industrial and geomembrane markets.

Division operating income in the fourth quarter of fiscal 2019 was $6.5 million, down $5.5 million or 45.8 percent versus the fourth quarter of fiscal 2018. Division operating income, as a percentage of sales, decreased from 21.5 percent in the fourth quarter of last year to 13.1 percent in this year's fourth quarter. The year-over-year decrease was driven primarily by lower sales volume, including the significant reduction in hurricane recovery film sales, and the corresponding negative operating leverage.

Aerostar Division:
Net sales for Aerostar during the fourth quarter of fiscal 2019 were $9.4 million, down $0.4 million or 4.3 percent versus the fourth quarter of fiscal 2018. This decrease was driven by the decline in sales associated with the divestiture of the division's client private business in the first quarter of fiscal 2019. The divested client private business generated net sales of $1.2 million in the fourth quarter of fiscal 2018. Excluding the client private business, sales increased year-over-year.

The timing of stratospheric balloon contracts and increased research and development activities drove a $2.3 million decrease in profitability in the fourth quarter. Aerostar is a contract-based business, and the timing of contracts will vary. Aerostar maintains research and development activities throughout the year, and when contracts are completed, the division may endure a temporary decrease in profit until the next contract begins. Because of this variability, it is helpful to also view Aerostar's performance over a longer period of time, such as a trailing-twelve-month period.

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Raven Industries Fourth Quarter 2019 Results
March 20, 2019

Market Outlook:
For Applied Technology, the Company does not expect a significant ag market rebound in the next twelve to eighteen months. Corn surplus remains near an all-time high, and U.S. farm income has decreased over each of the past five years. Offsetting these general ag market challenges is the growing demand for machine replacements that have been deferred for several years, international growth initiatives, which will help diversify exposure of end market conditions, and the growing need and desire for technology adoption across the agricultural industry.

With the recent variability in oil prices, Engineered Films is monitoring the energy market but is not seeing significant signs of weakness. At this time, the Company believes that if oil prices remain in the $50 to $60 dollar per barrel range, there will not be a significant impact to energy film demand. If oil prices go below or above that range, energy film demand could be impacted. Currently, energy film sales represent approximately 20 percent of the division’s net sales, which is significantly lower than just a few years ago. Diversification has strengthened the division; this has been achieved through investment in additional manufacturing capacity, to capitalize on growth opportunities across its end markets, and the acquisition of CLI, which provides fabrication and installation services focused in the geomembrane market. Capital equipment investments over the past three years in Engineered Films have been allocated to new production lines designed to produce higher-margin specialty films for sale into our industrial market.

Fiscal 2019 Recap and Fiscal 2020 Outlook:
"We are very pleased with how all three divisions executed according to their long-term strategic plan in fiscal 2019," said Dan Rykhus, President and CEO. “The Company achieved strong financial results, including record sales in fiscal 2019, while investing for long-term growth. Each division accomplished this in ways that are unique to their specific market position and strategy.

"Despite operating in the fifth year of a lackluster ag market, Applied Technology continued its growth in sales and achieved a significant year-over-year increase in operating profit. Leveraging previous investments in research and development, the division realized significant sales growth on RS1™, its new market-leading steering platform. The acquisition of AgSync provides a proven logistics solution uniquely designed for the ag retail market. It helps strengthen the division's Slingshot® platform and focuses on serving ag retailers, which are Applied Technology's core customers. We believe the division is well-positioned to execute on its long-term strategy during fiscal 2020, leveraging this acquisition and the continual investment in research and development to provide a consistent cadence of new product innovation delivered to the market. Additionally, Applied Technology is diligently entering year two of driving international growth through its Latin American headquarters in Brazil.

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Raven Industries Fourth Quarter 2019 Results
March 20, 2019

"Engineered Films achieved a strong financial performance in fiscal 2019 despite the significant decline in hurricane recovery film sales. The division recently began the commissioning process for Line 15 and is looking forward to the additional capacity it brings to serve the increasing demand in the industrial and geomembrane markets. Immediately after the fiscal year ended, Engineered Films went live with Project Atlas and became operational in this new system. Looking towards fiscal 2020, we believe the division is positioned to execute and capitalize on the opportunities within each of the markets it serves.

"With a more narrowed focus on Aerostar's stratospheric balloon platform and radar systems, the division increased net sales by double digits and nearly doubled operating income year-over-year. The division is focused on winning new contracts in order to build on the tremendous performance achieved in fiscal 2019. As we have seen in the past couple of years, Aerostar is a contract-based business, and the timing of contracts can cause short-term volatility in financial performance. However, the Company is very pleased with the results and performance of Aerostar over the past two years, and we are excited about the long-term trajectory of the division.

"Our investments in technology development and manufacturing capacity along with our strong balance sheet and access to additional funding for strategic acquisitions has positioned Raven Industries for long-term success. We look forward to fiscal 2020, and our goal remains to generate annual earnings growth of 10 percent over the long-term."

Regulation G:
The information presented in this earnings release regarding consolidated and Engineered Films' net sales excluding the impact of hurricane recovery film sales, as well as the information regarding consolidated and segment earnings before interest, taxes, depreciation, and amortization (EBITDA) do not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Additionally, management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments as well as the comparability of results. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

Conference Call Information:
The Company will host an investor conference call to discuss fourth quarter fiscal 2019 results tomorrow, Thursday, March 21, 2019, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The conference call audio will be available to all interested parties via a simultaneous webcast that can be accessed through the Investor Relations section of the Company’s website at http://investors.ravenind.com. Analysts and investors are invited to join the

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Raven Industries Fourth Quarter 2019 Results
March 20, 2019

conference call by dialing: +1 (866) 393-0676. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event will be archived on the Company's website.

About Raven Industries, Inc.:
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and lighter-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act.

Generally, forward-looking statements can be identified by words such as "may," "will," "plan," "believe," "expect," "intend," "anticipate," "potential," "should," "estimate," "predict," "project," "would," and similar expressions, which are generally not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our future operating or financial performance or events, our strategy, goals, plans and projections regarding our financial position, our liquidity and capital resources, and our product development - are forward-looking statements.

Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements, because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain known risks, as described in the Company’s 10K under Item 1A, and unknown risks and uncertainties that may cause actual results to differ materially from our Company’s historical experience and our present expectations or projections.

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Raven Industries Fourth Quarter 2019 Results
March 20, 2019

Contact Information:
Bo Larsen
Investor Relations Director
Raven Industries, Inc.
+1(605)-336-2750

Source: Raven Industries, Inc.

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Raven Industries Fourth Quarter 2019 Results
March 20, 2019

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2019	2018	Fav (Un) Change	2019	2018	Fav (Un) Change
Net sales	$88,022	$95,823	(8.1)%	$406,668	$377,317	7.8%
Cost of sales	62,732	66,060		274,119	255,752
Gross profit	25,290	29,763	(15.0)%	132,549	121,565	9.0%
Gross profit percentage	28.7%	31.1%		32.6%	32.2%

Research and development expenses	8,260	4,617		26,174	16,936
Selling, general, and administrative expenses	13,669	13,724		51,242	45,200
Long-lived asset impairment loss	—	—		—	259
Operating income	3,361	11,422	(70.6)%	55,133	59,170	(6.8)%
Operating income percentage	3.8%	11.9%		13.6%	15.7%

Other income (expense), net	223	143		6,437	(184)
Income before income taxes	3,584	11,565	(69.0)%	61,570	58,986	4.4%

Income tax expense	635	3,125		9,697	17,967
Net income	2,949	8,440	(65.1)%	51,873	41,019	26.5%

Net income (loss) attributable to noncontrolling interest	(1)	(1)		79	(3)

Net income attributable to Raven Industries, Inc.	$2,950	$8,441	(65.1)%	$51,794	$41,022	26.3%

Net income per common share:
- Basic	$0.08	$0.24	(66.7)%	$1.44	$1.14	26.3%
- Diluted	$0.08	$0.23	(65.2)%	$1.42	$1.13	25.7%

Weighted average common shares:
- Basic	36,061	35,877		36,007	36,050
- Diluted	36,433	36,334		36,439	36,450

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Raven Industries Fourth Quarter 2019 Results
March 20, 2019

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	January 31	January 31
	2019	2018
ASSETS
Cash and cash equivalents	$65,787	$40,535
Accounts receivable, net	54,472	58,532
Inventories	54,076	55,351
Other current assets	8,736	5,861
Total current assets	183,071	160,279

Property, plant and equipment, net	106,615	106,280
Goodwill and amortizable intangibles, net	67,235	57,294
Other assets	3,324	2,950
TOTAL ASSETS	$360,245	$326,803

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$8,272	$13,106
Accrued and other liabilities	24,781	23,836
Total current liabilities	33,053	36,942

Other liabilities	18,235	13,795
Shareholders' equity	308,957	276,066
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$360,245	$326,803

Net Working Capital and Net Working Capital Percentage[3]
Accounts receivable, net	$54,472	$58,532
Plus: Inventories	54,076	55,351
Less: Accounts payable	8,272	13,106
Net working capital[3]	$100,276	$100,777

Annualized net sales	$352,088	$383,292
Net working capital percentage[3]	28.5%	26.3%

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Raven Industries Fourth Quarter 2019 Results
March 20, 2019

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)

	Twelve Months Ended January 31,
	2019	2018
Cash flows from operating activities:
Net income	$51,873	$41,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,123	14,802
Long-lived asset impairment loss	—	259
Other operating activities, net	(1,044)	(11,119)
Net cash provided by operating activities	65,952	44,961

Cash flows from investing activities:
Capital expenditures	(14,127)	(12,011)
Payments related to business acquisitions	(7,671)	(13,267)
Proceeds from sale or maturity of investments	7,334	250
Purchases of investments	(745)	(273)
Proceeds (disbursements) from sale of assets, settlement of liabilities	832	(333)
Other investing activities, net	(2,067)	(41)
Net cash used in investing activities	(16,444)	(25,675)

Cash flows from financing activities:
Dividends paid	(18,753)	(18,685)
Payments for common shares repurchased	—	(10,000)
Payment of acquisition-related contingent liabilities	(1,324)	(408)
Other financing activities, net	(3,678)	(628)
Net cash used in financing activities	(23,755)	(29,721)

Effect of exchange rate changes on cash	(501)	322

Net increase (decrease) in cash and cash equivalents	25,252	(10,113)
Cash and cash equivalents at beginning of period	40,535	50,648
Cash and cash equivalents at end of period	$65,787	$40,535

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Raven Industries Fourth Quarter 2019 Results
March 20, 2019

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2019	2018	Fav (Un) Change	2019	2018	Fav (Un) Change
Net sales
Applied Technology	$29,217	$30,455	(4.1)%	$129,749	$124,688	4.1%
Engineered Films	49,468	55,607	(11.0)%	226,574	213,298	6.2%
Aerostar	9,418	9,837	(4.3)%	50,867	39,915	27.4%
Intersegment eliminations	(81)	(76)		(522)	(584)
Consolidated net sales	$88,022	$95,823	(8.1)%	$406,668	$377,317	7.8%

Operating income
Applied Technology	$6,571	$5,810	13.1%	$39,044	$31,257	24.9%
Engineered Films	6,473	11,938	(45.8)%	39,714	47,324	(16.1)%
Aerostar	(2,300)	(43)	NMF[8]	8,179	4,122	98.4%
Intersegment eliminations	(2)	23		(35)	20
Total segment income	$10,742	$17,728	(39.4)%	$86,902	$82,723	5.1%
Corporate expenses	(7,381)	(6,306)	(17.0)%	(31,769)	(23,553)	(34.9)%
Consolidated operating income	$3,361	$11,422	(70.6)%	$55,133	$59,170	(6.8)%

Operating income percentages
Applied Technology	22.5%	19.1%	340bps	30.1%	25.1%	500bps
Engineered Films	13.1%	21.5%	(840)bps	17.5%	22.2%	(470)bps
Aerostar	(24.4)%	(0.4)%	(2400)bps	16.1%	10.3%	580bps
Consolidated operating income	3.8%	11.9%	(810)bps	13.6%	15.7%	(210)bps

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Raven Industries Fourth Quarter 2019 Results
March 20, 2019

RAVEN INDUSTRIES, INC.
EBITDA REGULATION G RECONCILIATION[7]
(Dollars in thousands) (Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
			Fav (Un)			Fav (Un)
Segments	2019	2018	Change	2019	2018	Change
Applied Technology
Reported operating income	$6,571	$5,810	13.1%	$39,044	$31,257	24.9%
Plus: Depreciation and amortization	1,015	841	20.7%	3,433	3,365	2.0%
ATD EBITDA	$7,586	$6,651	14.1%	$42,477	$34,622	22.7%
ATD EBITDA % of Net Sales	26.0%	21.8%		32.7%	27.8%

Engineered Films
Reported operating income	$6,473	$11,938	(45.8)%	$39,714	$47,324	(16.1)%
Plus: Depreciation and amortization	2,222	2,337	(4.9)%	9,149	8,761	4.4%
EFD EBITDA	$8,695	$14,275	(39.1)%	$48,863	$56,085	(12.9)%
EFD EBITDA % of Net Sales	17.6%	25.7%		21.6%	26.3%

Aerostar
Reported operating income	$(2,300)	$(43)	NMF[8]	$8,179	$4,122	98.4%
Plus: Depreciation and amortization	229	274	(16.4)%	891	1,386	(35.7)%
Aerostar EBITDA	$(2,071)	$231	(996.5)%	$9,070	$5,508	64.7%
Aerostar EBITDA % of Net Sales	(22.0)%	2.3%		17.8%	13.8%

Consolidated
Net Income attributable to Raven Industries	$2,950	$8,441	(65.1)%	$51,794	$41,022	26.3%
Interest (income) expense, net	(182)	49		(372)	188
Income tax expense	635	3,125		9,697	17,967
Plus: Depreciation and amortization	3,850	3,817		15,123	14,802
Consolidated EBITDA	$7,253	$15,432	(53.0)%	$76,242	$73,979	3.1%
Consolidated EBITDA % of Net Sales	8.2%	16.1%		18.7%	19.6%

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Raven Industries Fourth Quarter 2019 Results
March 20, 2019

RAVEN INDUSTRIES, INC.
NET SALES EXCLUDING HURRICANE RECOVERY FILM SALES REGULATION G RECONCILIATION1 & 2
(Dollars in thousands) (Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2019	2018	Fav (Un) Change	2019	2018	Fav (Un) Change
Engineered Films
Reported Net Sales	$49,468	$55,607	(11.0)%	$226,574	$213,298	6.2%
Less: Hurricane Recovery Film Sales	4,065	15,801	(74.3)%	14,494	24,225	(40.2)%
Net Sales, Excluding Hurricane Recovery Film Sales[2]	$45,403	$39,806	14.1%	$212,080	$189,073	12.2%

Consolidated Raven
Reported Net Sales	$88,022	$95,823	(8.1)%	$406,668	$377,317	7.8%
Less: Hurricane Recovery Film Sales	4,065	15,801	(74.3)%	14,494	24,225	(40.2)%
Net Sales, Excluding Hurricane Recovery Film Sales[1]	$83,957	$80,022	4.9%	$392,174	$353,092	11.1%

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1 Consolidated net sales excluding the impact of hurricane recovery film sales is a non-GAAP financial measure defined as consolidated net sales less hurricane recovery film sales.
2 Engineered Films' net sales excluding the impact of hurricane recovery film sales is a non-GAAP financial measure defined as Engineered Films' net sales less hurricane recovery film sales.
3 Net working capital is defined as accounts receivable, (net) plus inventories less accounts payable. Net working capital percentage is defined as net working capital divided by four times quarterly sales for each respective period.
4 Return on sales is the aggregate net income attributable to Raven for the previous twelve months divided by the net sales for that same period.
5 Return on assets is the aggregate net income attributable to Raven for the previous twelve months divided by the average of the beginning and ending total assets for that same period.
6 Return on equity is the aggregate net income attributable to Raven for the previous twelve months divided by the average of the beginning and ending shareholders' equity for that same period.
7 EBITDA is a non-GAAP financial measure defined on a consolidated basis as net income attributable to Raven Industries, Inc., plus income taxes, plus depreciation and amortization expense, plus interest (income) expense, (net). On a segment basis, it is defined as operating income plus depreciation expense and amortization expense. EBITDA margin is defined as EBITDA divided by net sales.
8 Measure is not meaningful (NMF).

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